Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-150734 on Form S-4 of our reports dated February 28, 2008, relating to the consolidated financial statements of Marshall & Ilsley Corporation and the effectiveness of Marshall & Ilsley Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Marshall & Ilsley Corporation for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, WI

May 21, 2008